EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-144470 of Kforce Inc. on Form S-8 of our report dated June 26, 2020 relating to the financial statements and supplemental schedules of theTraumaFX Solutions, Inc. 401(k) Plan as of December 31, 2019 and 2018 and for the year ended December 31, 2019, appearing in this Annual Report on Form 11-K of the TraumaFX Solutions, Inc. 401(k) Plan for the year ended December 31, 2019.

/s/ Warren Averett, LLC
Tampa, Florida
June 26, 2020